Exhibit 99.1

NEWS RELEASE

Visteon Reports 2014 Financial Results

•	Fourth-quarter performance contributes to solid year-over-year gains

¡	Full-year sales up 18 percent to $7.51 billion ($2.04 billion in fourth quarter)

¡	Adjusted EBITDA up 16 percent to $678 million ($200 million in fourth quarter) led by record electronics performance

¡	2014 net loss attributable to Visteon of $295 million (includes a $343 million loss on discontinued operations associated with sale of former interiors business)

•	Strong cash performance

¡	Positive full-year cash from operations of $284 million

¡	Total cash of $836 million and total debt of $981 million

•	Record electronics new business wins of $1.3 billion

•	Company completed key strategic actions in 2014

¡	Signed agreement to sell 70 percent interest in Halla Visteon Climate Control

¡	Acquired Johnson Controls electronics business

¡	Sold majority of non-core interiors business

¡	Acquired thermal and emissions product line of Cooper Standard

¡	Transferred one-third of U.S. pension liability through annuity contract

¡	Announced $500 million accelerated share repurchase program

VAN BUREN TOWNSHIP, Mich., Feb. 26, 2015 — Visteon Corporation (NYSE: VC) today announced full-year 2014 results, reporting a net loss attributable to Visteon of $295 million, or $6.25 per diluted share, including a $343 million loss on discontinued operations. Full-year sales were $7.51 billion, an increase of $1.138 billion or 18 percent compared with 2013. Adjusted EBITDA, a non-GAAP financial measure as defined below, was $678 million for the year, an increase of $96 million or 16 percent compared with 2013. Adjusted free cash flow, a non-GAAP financial measure as defined below, was a positive $111 million for the full year 2014.

In 2014, customers awarded Visteon a record $1.3 billion in electronics new business wins. Combined electronics and climate new business wins totaled $1.8 billion in annual revenue, including 1.1 billion of incremental new wins and $700 million of rewin business. Visteon projects the electronics order book and restructuring savings associated with the consolidation of the Johnson Controls electronics operations will generate a projected 40 percent growth in EBITDA by 2018, with new major platform awards supporting more robust growth through the end of the decade.

“We delivered a strong finish to an excellent year highlighted by several key achievements, including announcing the sale of our Halla Visteon Climate Control business, acquiring the electronics business of Johnson Controls, and completing the majority of our divestiture of the non-core interiors business,” said Timothy D. Leuliette, president and CEO. “With our singular focus on the vehicle cockpit electronics ecosystem; outstanding technology; and a balanced footprint across Asia, Europe and the Americas; Visteon is winning significant new business and is well-positioned to continue delivering value for our customers and shareholders.”

www.visteon.com

Fourth Quarter in Review

Sales of $2.04 billion for the fourth quarter of 2014 increased $348 million from $1.69 billion for the same quarter a year earlier. Hyundai-Kia accounted for approximately 34 percent of Visteon’s fourth-quarter sales, with Ford Motor Company representing 23 percent, and Renault-Nissan accounting for 6 percent. On a regional basis, Asia accounted for 49 percent of total product sales for the fourth quarter of 2014, while Europe represented 28 percent. North America and South America represented 21 percent and 2 percent, respectively.

Climate sales were $1.28 billion for the fourth quarter of 2014, $16 million higher than the same quarter last year. Higher vehicle production volumes, primarily in Asia and Europe, and net new business increased climate sales by $64 million.

Electronics sales were $744 million for the fourth quarter, $348 million higher than the fourth quarter of 2013. The increase is primarily attributable to the acquisition of the global automotive electronics business of Johnson Controls Inc., effective July 1, 2014, and the acquisition of a controlling interest in Yanfeng Visteon Automotive Electronics Co., Ltd. (YFVE) effective Nov. 7, 2013.

Gross margin for the fourth quarter was $233 million, compared with $190 million a year earlier. Selling, general and administrative (SG&A) expenses were $105 million for the fourth quarter of 2014, compared with $89 million a year earlier. Year-over-year results for gross margin and SG&A were both impacted by the Johnson Controls electronics business acquisition and the YFVE consolidation.

Adjusted EBITDA for the fourth quarter of 2013 was $200 million, compared with $164 million in the same period a year earlier. Electronics adjusted EBITDA and corporate expenses were better than internal projections used to set guidance, partially offsetting performance and currency issues within the climate product group.

For the fourth quarter of 2014, Visteon reported a net loss attributable to Visteon of $138 million, or $3.12 per diluted share. Adjusted net income, which excludes the loss on the interiors transaction, restructuring and other transaction costs, was $74 million for the quarter, or $1.67 per diluted share.

Cash and Debt Balances

As of Dec. 31, 2014, Visteon had global cash balances totaling $836 million, including restricted cash of $9 million and cash held for sale of $5 million. Total debt was $981 million.

For full year 2014, Visteon generated $284 million of cash from operations, including discontinued operations. Capital expenditures of $340 million in 2014 were $71 million higher than in 2013, primarily related to growth in the climate segment and the Johnson Controls electronics business acquisition. For 2014, adjusted free cash flow, including discontinued operations, was a positive $111 million.

For the fourth quarter of 2014, Visteon generated $104 million of cash from operations, including discontinued operations, compared with $133 million in the same period a year earlier. Capital expenditures in the fourth quarter of 2014 were $131 million, up from $105 million in the fourth quarter of 2013. Adjusted free cash flow, including discontinued operations, was $47 million in the fourth quarter of 2014, compared with $136 million in the fourth quarter of 2013. (Note: 2013 free cash flow included dividends of $162 million and $182 million for the quarter and year, respectively, related to the former Yanfeng Visteon Automotive Trim Systems Co. Ltd. (YFV) venture.)

www.visteon.com

HVCC Transaction

During the fourth quarter, Visteon announced it reached an agreement to sell its approximately 70 percent ownership interest in Halla Visteon Climate Control Corp. (HVCC) to an affiliate of Hahn & Company and Hankook Tire Co. Ltd. for approximately $3.6 billion. The transaction represents an enterprise value for HVCC of approximately 10.1 times EBITDA for the 12 months ended Sept. 30, 2014. The sale is subject to regulatory reviews, shareholder approval and other conditions, and is expected to be completed in the first half of 2015.

Full-Year 2015 Outlook

Visteon projects Electronics and Other Product Group 2015 sales in the range of $3.2 to $3.4 billion. Adjusted EBITDA for the Electronics Product Group and Corporate Segment is projected in the range of $225 million to $255 million. Adjusted free cash flow, as defined below, for the Electronics and Corporate Segment is projected in the range of $20 million to $60 million.

About Visteon

Visteon Corporation is a global automotive supplier that designs, engineers and manufactures innovative products for nearly every vehicle manufacturer worldwide. Visteon delivers value for its customers and shareholders through two technology-focused businesses: vehicle cockpit electronics and thermal energy management. Visteon currently owns 70 percent of Halla Visteon Climate Control Corp., one of only two global full-line automotive thermal management suppliers. With corporate offices in Van Buren Township, Mich. (U.S.); Shanghai, China; and Chelmsford, UK; Visteon has approximately 25,500 employees at facilities in 26 countries. Visteon had sales of $7.5 billion in 2014. Learn more at www.visteon.com.

Follow Visteon:

Conference Call and Presentation

Today, Thursday, Feb. 26, at 9 a.m. EST, the company will host a conference call for the investment community to discuss the quarterly and full-year results and other related items. The conference call is available to the general public via a live audio webcast. The dial-in numbers to participate in the call are:

U.S./Canada: 855-855-4109

Outside U.S./Canada: 706-643-3752

(Call approximately 10 minutes before the start of the conference.)

The conference call and live audio webcast, the financial results news release, related presentation materials and other supplemental information will be accessible through Visteon’s website at www.visteon.com.

A replay of the conference call will be available through the company’s website or by dialing 855-859-2056 (toll-free from the U.S. and Canada) or 404-537-3406 (international). The conference ID for the phone replay is 21376213. The phone replay will be available for one week following the conference call.

www.visteon.com

Forward-looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various factors, risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, including, but not limited to: (1) conditions within the automotive industry, including (i) the automotive vehicle production volumes and schedules of our customers, (ii) the financial condition of our customers and the effects of any restructuring or reorganization plans that may be undertaken by our customers or suppliers, including work stoppages, and (iii) possible disruptions in the supply of commodities to us or our customers due to financial distress, work stoppages, natural disasters or civil unrest; (2) our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with financial and other covenants in our credit agreements; and the continuation of acceptable supplier payment terms; (3) our ability to satisfy pension and other post-employment benefit obligations; (4) our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost-effective basis; (5) our ability to execute on our transformational plans and cost-reduction initiatives in the amounts and on the timing contemplated; (6) general economic conditions, including changes in interest rates, currency exchange rates and fuel prices; (7) the timing and expenses related to internal restructurings, employee reductions, acquisitions or dispositions and the effect of pension and other post-employment benefit obligations; (8) increases in raw material and energy costs and our ability to offset or recover these costs, increases in our warranty, product liability and recall costs or the outcome of legal or regulatory proceedings to which we are or may become a party; and (9) those factors identified in our filings with the SEC (including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2014). Caution should be taken not to place undue reliance on our forward-looking statements, which represent our view only as of the date of this release, and which we assume no obligation to update. The financial results presented herein are preliminary and unaudited; final financial results will be included in the company’s Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2014. New business wins and rewins do not represent firm orders or firm commitments from customers, but are based on various assumptions, including the timing and duration of product launches, vehicle production levels, customer price reductions and currency exchange rates.

Use of Non-GAAP Financial Information

This press release contains information about Visteon’s financial results which is not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. The provision of these comparable GAAP financial measures for 2015 is not intended to indicate that Visteon is explicitly or implicitly providing projections on those GAAP financial measures, and actual results for such measures are likely to vary from those presented. The reconciliations include all information reasonably available to the company at the date of this press release and the adjustments that management can reasonably predict.

www.visteon.com

Follow Visteon:

Contact:

Media:

Jim Fisher

734-710-5557

734-417-6184 – mobile

jfishe89@visteon.com

Investors:

Bob Krakowiak

734-710-5793

bkrakowi@visteon.com

www.visteon.com

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2014	2013	2014	2013
Sales	$2,039	$1,691	$7,509	$6,371
Cost of sales	1,806	1,501	6,711	5,733

Gross margin	233	190	798	638
Selling, general and administrative expenses	105	89	377	312
Restructuring expenses	33	5	56	36
Interest expense, net	8	11	28	38
Equity in net income of affiliates	—	79	15	213
Loss on debt extinguishment	—	2	23	2
Gain on Yanfeng transactions	—	465	—	465
Other expenses	28	12	68	26

Income from continuing operations before income taxes	59	615	261	902
Provision for income taxes	30	58	124	117

Net income from continuing operations	29	557	137	785
Loss from discontinued operations, net of tax	(143)	(12)	(343)	(10)

Net (loss) income	(114)	545	(206)	775
Net income attributable to non-controlling interests	24	32	89	85

Net (loss) income attributable to Visteon Corporation	$(138)	$513	$(295)	$690

(Loss) earnings per share data:
Basic (loss) earnings per share
Continuing operations	$—	$10.84	$0.70	$14.08
Discontinued operations	(3.12)	(0.28)	(7.14)	(0.28)

Basic (loss) earnings per share attributable to Visteon Corporation	$(3.12)	$10.56	$(6.44)	$13.80

Diluted (loss) earnings per share
Continuing operations	$—	$10.60	$0.68	$13.77
Discontinued operations	(3.12)	(0.28)	(6.93)	(0.27)

Diluted (loss) earnings per share attributable to Visteon Corporation	$(3.12)	$10.32	$(6.25)	$13.50

Average shares outstanding (in millions)
Basic	44.3	48.6	45.8	50.0
Diluted	44.3	49.7	47.2	51.1

Comprehensive (loss) income:
Comprehensive (loss) income	$(344)	$644	$(529)	$849
Comprehensive (loss) income attributable to Visteon Corporation	$(346)	$607	$(582)	$768

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in Millions)

(Unaudited)

	December 31 2014	December 31 2013
ASSETS
Cash and equivalents	$822	$1,677
Restricted cash	9	25
Accounts receivable, net	1,351	1,227
Inventories, net	537	472
Other current assets	415	352

Total current assets	3,134	3,753

Property and equipment, net	1,440	1,414
Intangible assets, net	407	447
Investments in affiliates	165	228
Other non-current assets	177	185

Total assets	$5,323	$6,027

LIABILITIES AND EQUITY
Short-term debt, including current portion of long-term debt	$142	$106
Accounts payable	1,186	1,207
Accrued employee liabilities	174	202
Other current liabilities	330	287

Total current liabilities	1,832	1,802

Long-term debt	839	624
Employee benefits	566	440
Deferred tax liabilities	120	137
Other non-current liabilities	145	151

Stockholders’ equity
Preferred stock	—	—
Common stock	1	1
Stock warrants	3	6
Additional paid-in capital	1,246	1,291
Retained earnings	661	956
Accumulated other comprehensive loss	(299)	(12)
Treasury stock	(747)	(322)

Total Visteon Corporation stockholders’ equity	865	1,920
Non-controlling interests	956	953

Total equity	1,821	2,873

Total liabilities and equity	$5,323	$6,027

VISTEON CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS 1

(Dollars in Millions)

(Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2014	2013	2014	2013
OPERATING
Net (loss) income	$(114)	$545	$(206)	$775
Adjustments to reconcile net (loss) income to net cash provided from operating activities:
Losses on Interiors divestiture	138	—	326	—
Depreciation and amortization	65	62	270	262
Equity in net income of affiliates, net of dividends remitted	3	85	10	(26)
Pension settlement loss (gain)	2	—	(23)	—
Non-cash stock-based compensation	1	1	8	15
Loss on debt extinguishment	—	2	23	2
Gain on asset sales and business divestitures	—	(465)	—	(470)
Other non-cash items	(3)	1	9	4
Changes in assets and liabilities:
Accounts receivable	(126)	(43)	(121)	(21)
Inventories	6	25	(27)	(49)
Accounts payable	80	70	22	103
Accrued income taxes	—	2	14	(54)
Other assets and other liabilities	52	(152)	(21)	(229)

Net cash provided from operating activities	104	133	284	312

INVESTING
Capital expenditures	(131)	(105)	(340)	(269)
Cash payments associated with Interiors divestiture	(147)	—	(147)	—
Acquisition of businesses, net of cash acquired	(3)	(10)	(311)	(10)
Proceeds from asset sales and business divestitures	2	938	66	977
Other	—	—	(8)	—

Net cash (used by) provided from investing activities	(279)	823	(740)	698

FINANCING
Short-term debt, net	(3)	(62)	39	(20)
Proceeds from issuance of debt, net of issuance costs	1	—	619	204
Repurchase of long-term notes	—	(52)	(419)	(52)
Principal payments on debt	(2)	(1)	(18)	(6)
Repurchase of common stock	—	—	(500)	(250)
Dividends paid to non-controlling interests	(13)	—	(97)	(22)
Other	2	—	17	5

Net cash used by financing activities	(15)	(115)	(359)	(141)
Effect of exchange rate changes on cash and equivalents	(18)	(1)	(35)	(17)

Net (decrease) increase in cash and equivalents	(208)	840	(850)	852
Cash and equivalents at beginning of period	1,035	837	1,677	825

Cash and equivalents at end of period	$827	$1,677	$827	$1,677

1 The Company has combined cash flows from discontinued operations with cash flows from continuing operations within the operating, investing and financing categories. As such, cash and equivalents above include amounts reflected in assets held for sale on the Consolidated Balance Sheets.

VISTEON CORPORATION AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited, Dollars in Millions)

Adjusted EBITDA: Adjusted EBITDA is presented as a supplemental measure of the Company’s performance that management believes is useful to investors because the excluded items may vary significantly in timing or amounts and/or may obscure trends useful in evaluating and comparing the Company’s operating activities across reporting periods. The Company defines Adjusted EBITDA as net income attributable to Visteon, plus net interest expense, provision for income taxes and depreciation and amortization, as further adjusted to eliminate the impact of equity in net income of non-consolidated affiliates, net income attributable to non-controlling interests, asset impairments, gains or losses on divestitures, net restructuring expenses and other reimbursable costs, non-cash stock-based compensation expense, certain employee charges and benefits, reorganization items, and other non-operating gains and losses. The Company’s definition of Adjusted EBITDA includes the impacts of discontinued operations for all periods presented. Because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

	Three Months Ended December 31		Twelve Months Ended December 31		Excluding Climate PG
					Estimated Full Year 2015 *
	2014	2013	2014	2013
Adjusted EBITDA (ex. Disc. Ops.)	$200	$164	$678	$582	$225 - $255
Discontinued Operations	3	4	24	18	—

Adjusted EBITDA (incl. Disc. Ops.)	$203	$168	$702	$600	$225 - $255
Interest expense, net	8	11	28	38	20
Provision for income taxes	30	58	124	117	30
Depreciation and amortization	65	56	261	235	85
Restructuring expenses	33	5	56	36	25
Gain on Yanfeng Transactions	—	(465)	—	(465)	—
Loss on debt extinguishment	—	2	23	2	—
Non-cash, stock-based compensation expense	3	3	12	17	10
Pension settlement gain	—	—	(25)	—	—
Other expenses	28	12	68	26	55
Equity in net income of non-consolidated affiliates	—	(79)	(15)	(213)	5
Net income attributable to non-controlling interests	24	32	89	85	15
Other	4	4	9	4	—
Discontinued operations	146	16	367	28	—

Net (loss) income attributable to Visteon	$(138)	$513	$(295)	$690	($20) - $10

* In connection with the anticipated 2015 sale of the Company’s outstanding shares in Halla Visteon Climate Control Corporation (“HVCC”), the Company has excluded climate product group measures from estimated full year 2015 guidance as the close timing is uncertain due to regulatory reviews, shareholder approval and other conditions. Additionally, the other product group Adjusted EBITDA is assumed to be break-even.

Adjusted EBITDA is not a recognized term under U.S. GAAP and does not purport to be a substitute for net income as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. Adjusted EBITDA has limitations as an analytical tool and is not intended to be a measure of cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. In addition, the Company uses Adjusted EBITDA (i) as a factor in incentive compensation decisions, (ii) to evaluate the effectiveness of the Company’s business strategies, and (iii) because the Company’s credit agreements use similar measures for compliance with certain covenants.

Free Cash Flow and Adjusted Free Cash Flow: Free cash flow and Adjusted free cash flow are presented as supplemental measures of the Company’s liquidity that management believes are useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines Free cash flow as cash flow provided from operating activities less capital expenditures. The Company defines Adjusted free cash flow as cash flow provided from operating activities less capital expenditures, as further adjusted for restructuring and transformation-related payments. Free cash flow and Adjusted free cash flow include amounts associated with discontinued operations. Because not all companies use identical calculations, this presentation of Free cash flow and Adjusted free cash flow may not be comparable to other similarly titled measures of other companies.

	Three Months Ended December 31		Twelve Months Ended December 31		Excluding Climate PG
					Estimated Full Year 2015 *
	2014	2013	2014	2013
Cash provided from operating activities	$104	$133	$284	$312	$0 - $40
Capital expenditures	(131)	(105)	(340)	(269)	100

Free cash flow	$(27)	$28	$(56)	$43	($100) - ($60)
Restructuring/transformation-related payments	74	22	167	103	110
Yanfeng proceed taxes	—	86	—	86	10

Adjusted free cash flow	$47	$136	$111	$232	$20 - $60

* In connection with the anticipated 2015 sale of the Company’s outstanding shares in Halla Visteon Climate Control Corporation (“HVCC”), the Company has excluded climate product group measures from estimated full year 2015 guidance as the close timing is uncertain due to regulatory reviews, shareholder approval and other conditions. Additionally, the other product group Adjusted free cash flow is assumed to be break-even.

Free cash flow and Adjusted free cash flow are not recognized terms under U.S. GAAP and do not purport to be a substitute for cash flows from operating activities as a measure of liquidity. Free cash flow and Adjusted free cash flow have limitations as analytical tools as they do not reflect cash used to service debt and do not reflect funds available for investment or other discretionary uses. In addition, the Company uses Free cash flow and Adjusted free cash flow (i) as factors in incentive compensation decisions and (ii) for planning and forecasting future periods.

Adjusted Net Income and Adjusted Earnings Per Share: Adjusted net income and Adjusted earnings per share are presented as supplemental measures that management believes are useful to investors in analyzing the Company’s profitability. The Company defines Adjusted net income as net income attributable to Visteon plus net restructuring expenses, reorganization items, discontinued operations and other non-operating gains and losses. The Company defines Adjusted earnings per share as Adjusted net income divided by diluted shares. Because not all companies use identical calculations, this presentation of Adjusted net income and Adjusted earnings per share may not be comparable to other similarly titled measures of other companies.

	Includes Discontinued Operations
	Three Months Ended December 31		Twelve Months Ended December 31
	2014	2013	2014	2013
Diluted (loss) earnings per share:
Net (loss) income attributable to Visteon	$(138)	$513	$(295)	$690
Average shares outstanding, diluted (in millions)	44.3	49.7	47.2	51.1

Diluted (loss) earnings per share	(3.12)	10.32	$(6.25)	$13.50

Adjusted earnings per share:
Net (loss) income attributable to Visteon	$(138)	$513	$(295)	$690
Other expenses	65	(419)	136	(369)
Discontinued operations related	147	2	357	10

Adjusted net income	$74	$96	$198	$331
Average shares outstanding, diluted (in millions)	44.3	49.7	47.2	51.1

Adjusted earnings per share	$1.67	$1.93	$4.19	$6.48

Adjusted net income and Adjusted earnings per share are not recognized terms under U.S. GAAP and do not purport to be a substitute for profitability. Adjusted net income and Adjusted earnings per share have limitations as analytical tools as they do not consider certain restructuring and transaction-related payments and/or expenses. In addition, the Company uses Adjusted net income and Adjusted earnings per share for planning and forecasting future periods.